Exhibit 10-59
8-K DISCLOSURE NOTICE

Institutions subject to SEC regulation may be required to disclosure certain information regarding this amendment within four days following implementation of this or any other executive or director compensation program. Institutions should consult with SEC counsel as to applicability of this requirement to this amendment.

IMPORTANT NOTICE ABOUT THE PRACTICE OF LAW AND ACCOUNTING

Nothing in this document should be construed as tax, legal, or accounting advice.  Benmark does not practice law or accounting.  The attached 409A Amendment contains recommended changes intended to facilitate discussion between you and your legal and/or tax advisor.  Benmark strongly recommends that you seek review by outside counsel before signing this amendment.

409A Amendment
to the
Temecula Valley Bank
Salary Continuation Agreement for
Donald A. Pitcher

Temecula Valley Bank (“Company”) and Donald A. Pitcher (“Executive”) originally entered into the Temecula Valley Bank Salary Continuation Agreement (“Agreement”) on September 30, 2004, which was subsequently amended and restated as a Salary Continuation Agreement on December 29, 2006.  Pursuant to Section 7.1 of the Agreement, the Company and the Executive hereby adopt this 409A Amendment, effective January 1, 2005.

RECITALS

This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A.  Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A.  Therefore, the following changes shall be made:

1.	Section 1.2, “Change in Control”, shall be deleted in its entirety and replaced with the following Section 1.2:

“Change in Control” shall mean a change in ownership or control of the Company as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

2.	Section 1.11, “Separation from Service”, shall be deleted in its entirety and replaced with the following Section 1.11:

“Separation from Service” shall mean the Executive has experienced a termination of employment with the Bank.  For purposes of this Agreement, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than 36 months).  Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an Executive for other purposes (such as continuation of salary and participation in Executive benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business.  An Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Executive during the immediately preceding thirty-six (36) month period.

3.
Section 2.1.1, “Amount of Benefit”, shall be amended to delete the words “$80,000 (Eighty Thousand Dollars)” from the first sentence and to replace them with the words “$100,000 (One Hundred Thousand Dollars)”.

4.	Section 7.2, “Plan Terminations under Section 409A”, shall be deleted in its entirety and intentionally left blank.

5.	A new Section 8.9 shall be added as follows:

Certain Accelerated Payments.  The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

6.	A new Section 8.10 shall be added as follows:

Subsequent Changes to Time and Form of Payment.  The Bank may permit a subsequent change to the time and form of benefit distributions.  Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement.  Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;
(2)
the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Therefore, the foregoing changes are agreed to.

/s/Stephen H. Wacknitz                                                                           /s/Donald A. Pitcher
For the Company                                                                           Donald A. Pitcher

Date: December 31, 2007                                                                                     Date: December 31, 2007